For Immediate Release

UNIVERSITY GENERAL HEALTH SYSTEM, INC. ACQUIRES FREE-STANDING EMERGENCY ROOM IN HOUSTON AREA

HOUSTON, Texas – April 25, 2011 – University General Health System, Inc. (OTC: UGHS.PK) today announced that it has commenced the execution of its strategic plan to develop a diversified network of health care facilities that will extend the outreach of its host hospital, University General Hospital, which is located adjacent to the Texas Medical Center in Houston, Texas. Consistent with its strategic plan, the Company has completed the acquisition of a free-standing emergency room facility from Kingwood Neighborhood Emergency Centers, Inc. in Kingwood, Texas (a suburb of Houston).

“The acquisition of this facility by University General Hospital is significant in that it represents the successful launch of our comprehensive strategy for a diversified and integrated health delivery system in the Houston area,” stated Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc.  “Kingwood has a current population of over 80,000, most of whom are highly educated with a household net income above the national average. In addition to the acquisition of the emergency room, University General Hospital entered into a two-year management services agreement to provide ongoing administrative and management services to Kingwood Neighborhood Emergency Center.  University General Hospital also retains an exclusive right of first refusal for the purchase the entire business at this location.”

Setul G. Patel, M.D., Chief Executive Officer of Neighborhood Emergency Centers, Inc. stated, “This represents a great opportunity for the communities we serve. It will allow our physicians to become part of the University General Health System, since the emergency room will operate as a Hospital Outpatient Department (“HOPD”) under University General’s general acute care license. We believe in the concierge healthcare model and are confident that the quality of our ER services and the first class care available at University General Hospital are highly compatible with the future of the healthcare industry.”

The opening of the free-standing emergency room was welcomed by key community leaders and should be followed by additional acquisitions and expansion opportunities for University General Health System in the near future.

University General Health System, Inc.

University General Health System ("University General") is a diversified, integrated, multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today’s health care delivery environment. The Company currently operates one hospital and one free-standing emergency room in the Houston area, and it plans to complete multiple acquisitions in 2011 and future years in Houston and other markets.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Tyson Wallis – Investor Relations
281-482-9700 (Ext. 103)

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com